SunAmerica Select Dividend Growth Portfolio

During the period ended October 31, 2014, the SunAmerica
Focused
Multi-Asset Strategy Portfolio, a series of the registrant (the Acquiring Portfolio), acquired shares of the SunAmerica
Select Dividend Growth Portfolio, which is also a series of the registrant(the Acquired Portfolio), through a series of transactions. As of April 30, 2014 the Acquiring Portfolio owned 0.0% of the Acquired Portfolio. As of October 31,
2014, the Acquiring Portfolio owned approximately
67% of the Acquired Portfolio.

During the period ended October 31, 2014, the SunAmerica Focused Balanced Strategy Portfolio, a series of the registrant (the Acquiring Portfolio), acquired shares of the SunAmerica Select Dividend Growth Portfolio, which is also a series of the registrant (the Acquired Portfolio), through a series of transactions. As of April 30, 2014 the Acquiring Portfolio owned 0.0% of the Acquired Portfolio. As of October 31,
2014, the Acquiring Portfolio owned approximately
32% of the Acquired Portfolio.